Exhibit 10.2

RESCISSION AGREEMENT

THIS RESCISSION AGREEMENT (“Agreement”) is entered into on the dates set forth below but effective as of October 22, 2016 (the “Effective Date”), by and between Robert Salna and April Kameka (collectively the “Shareholders”), individuals with an address located at 64 Industrial Road, Richmond Hill, Ontario L4C 2Y1, Canada, and Watermark Group, Inc. n/k/a Zika Diagnostics, Inc., a Nevada corporation (“Watermark”);

WITNESSETH:

WHEREAS, on October 22, 2016, the parties entered into a Stock Purchase Agreement, attached hereto as Exhibit A (the “SPA”), whereby Salna and Kameka each subscribed to 2,944,444 shares (the “Shares”) of common stock of Watermark which were issued by Watermark;

 WHEREAS, pursuant to negotiations between Watermark and the Shareholders it was represented and warranted, inter alia, that Watermark had no debt and owed no operational expenses to any party, related or unrelated as of the date of SPA, and it was further represented and warranted that Watermark had no convertible instruments (including without limitation, warrants, options, convertible debt, etc.) and that Watermark was in the process of negotiating a license agreement for the right to sell certain molecular diagnostic tests for the Zika virus;

 WHEREAS, in entering into the SPA and each purchasing their respective Shares for $525,000, the Shareholders relied on the representations regarding the debt free status of Watermark and that Watermark was negotiating an exclusive license agreement for the right to sell proprietary molecular diagnostic tests for the Zika virus and certain other mosquito borne illnesses (“Zika License”) and that the Zika License would remain in effect;

 WHEREAS, during the month of January 2017, the Shareholders became aware that a Promissory Note dated November 1, 2011, amended and modified on December 11, 2014, July 7, 2015 and December 11, 2015, owned by P&G Holdings LLC (the “Note”) was allegedly still outstanding as of the Effective Date;

 WHEREAS, the Zika License has been terminated and the licensor has terminated its ownership and involvement with Watermark;

NOW, THEREFORE, in consideration of the foregoing recitals and the covenants herein, the parties hereto agree to rescind the SPA in its entirety, effective as of inception of such agreement, and further agree as follows:

1. Rescission of the SPA.

The SPA is hereby explicitly rescinded in its entirety effective as of the Effective Date and is declared and shall be considered void ab initio, as are any other agreements, whether oral or written, between the parties concerning the subject matter herein prior to the date of complete execution of this Agreement.

2. Return of Funds.

 In consideration of the cancellation of the SPA and the Shareholders agreement to accept this Agreement and the consideration set forth herein in full settlement of any and all causes of action they may have, Watermark agrees to refund to the shareholders the total amount of $                  , which represent the remaining funds in Watermark and to assign to the Shareholders a promissory note in the amount of $455,000 from Co-Diagnostics, Inc.

3. Return of Shares.

 The Shareholders agree to return their respective Shares of Watermark to the Company for cancellation.

4. Amendments.

This Agreement may not be modified or amended except by a written document signed by the parties.

5. Parties.

This Agreement is for the benefit of, and binds, the parties, their successors and permitted assigns.  Neither party shall have any further rights or duties thereunder.

6. Severability.

The provisions of this Agreement will be deemed severable, and if any part of any provision is held illegal, void or invalid under applicable law, such provision will be changed to the extent reasonably necessary to make the provision, as so changed, legal, valid and binding. If any provision of this Agreement is held illegal, void or invalid in its entirety, the remaining provisions of this Agreement will not in any way be affected or impaired but will remain binding in accordance with their terms.

7. Governing Law.

 This Agreement shall be construed as to both validity and performance and enforced in accordance with the laws of the State of New York, without giving effect to the conflicts of law principles thereof.  Any action brought by either party against the other concerning the Agreement or SPA shall be brought only in the federal courts located in the State of New York, New York County.

8. Counterparts.

This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.  This Agreement may be executed by facsimile or by email of PDF or digital image format files of the executed signature page hereto.

9. Further Assurances.

Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to rescind the SPA, and to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

The parties have executed this Agreement on the dates indicated below to be effective as of the Effective Date.

WATERMARK GROUP, INC.

/s/

Name:  Ted Murphy

Title:  President

Date:    March 23, 2017

ROBERT SALNA APRIL KAMEKA

________________________________                               __________________________

Individually,                             Individually

Date:  March __, 2017 Date:  March __, 2017